Exhibit 99.1
FB Financial Corporation Announces $150 Million Common Stock Repurchase Authorization
NASHVILLE, Tenn. – (September 15, 2025) — FB Financial Corporation (“the Company”) (NYSE: FBK), the parent company of FirstBank, announced today that its Board of Directors authorized the repurchase of up to $150 million of the Company’s outstanding common stock. The repurchase authorization will be in place until January 31, 2027, and replaces the Company’s previous authorization, which was to expire on January 31, 2026.
“This repurchase authorization reflects the Company’s financial strength and strong profitability,” said Christopher T. Holmes, President and Chief Executive Officer. “Our management team is focused on deploying capital to deliver superior returns and to create long-term value for our shareholders. This program is but one way we achieve those objectives.”
The timing and amount of any repurchases will be based on management’s consideration of various factors including market conditions, securities laws restrictions, the price of the Company’s stock, regulatory requirements, alternative uses of capital, and the Company’s financial performance. Repurchases may be executed through the open market or in privately negotiated transactions, including under Rule 10b5-1 plans.
ABOUT FB FINANCIAL CORPORATION
FB Financial Corporation (NYSE: FBK) is a financial holding company headquartered in Nashville, Tennessee. FB Financial Corporation operates through its wholly owned banking subsidiary, FirstBank in Tennessee, Kentucky, Alabama, and Georgia. FB Financial Corporation operates 93 full-service branches across its footprint and has approximately $16.0 billion in total assets.

FINANCIAL CONTACT:
Michael M. Mettee
615-435-0952
mmettee@firstbankonline.com
investorrelations@firstbankonline.com

MEDIA CONTACT:
Keith Hancock
404-310-2368
keith.hancock@firstbankonline.com
www.firstbankonline.com